UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2013

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On January 25, 2013, the Board of Directors ("Board") of PPL Corporation ("PPL" or the "Company") elected Philip G. Cox ("Mr. Cox") a director of the Company, effective April 1, 2013, for a term expiring at the Company's Annual Meeting of Shareowners in 2013.

Mr. Cox currently serves as Chief Executive Officer of International Power plc, a global independent power producer.  He was promoted to that position in 2003, after serving in his previous role of Chief Financial Officer, a position he held since 2000.  Before joining International Power, Mr. Cox served as Senior Vice President-Operational Planning at Invensys plc from 1999 to 2000, and in several financial roles at Siebe PLC, including Chief Financial Officer, during the period 1989 to 1999.  Before joining Siebe, he served in several senior roles in both public and private industry, after having begun his career with Price Waterhouse in 1973, where he qualified as a Chartered Accountant in 1976.  Mr. Cox graduated from Queens' College, Cambridge University in 1973 and serves as a director of Wm Morrison Supermarkets plc, Meggitt PLC and Tractebel Energia S.A.  He formerly served on the board of Wincanton plc from 2001 to 2009.

Mr. Cox will serve as a member of the Board's Finance and Nuclear Oversight Committees.  The Board has determined that Mr. Cox satisfies the requirements for "independence" as set forth in the Company's Independence Guidelines and the applicable rules of the New York Stock Exchange.

As a non-employee director, Mr. Cox will receive the same compensation paid to other non-employee directors of PPL in accordance with the policies and procedures previously approved by the Board for non-employee directors.  There were no arrangements or understandings pursuant to which Mr. Cox was elected, nor are there any relationships or related transactions between the Company and Mr. Cox to be disclosed under applicable rules of the Securities and Exchange Commission.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On January 25, 2013, the Company issued a press release announcing Mr. Cox's election.  A copy of that press release is furnished as Exhibit 99.1 to this Report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	January 25, 2013 press release announcing the election of Philip G. Cox as a director of PPL Corporation effective April 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  January 25, 2013